CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
5.300% Internotes® Due June 16, 2014	$5,145,000	$202.20
6.000% Internotes® Due June 15, 2016	$9,657,000	$379.52
6.400% Internotes® Due June 17, 2019	$4,054,000	$159.32
6.550% Internotes® Due June 15, 2023	$6,012,000	$236.27
TOTAL		$977.31
(1)	Excludes accrued interest, if any.
(2)	A filing fee of $977.31 calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

Prudential Financial InterNotes®, Due One Year or More from Date of Issue
Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333-132469-02
Pricing Supplement Number 237 Dated June 09, 2008
(to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432AE97	$5,145,000.00	100.000%	1.100%	$5,088,405.00	FIXED	5.300%	SEMI-ANNUAL	06/16/2014	12/15/2008	$26.94	YES	Senior Unsecured Notes	A3	A+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432AF21	$9,657,000.00	100.000%	1.300%	$9,531,459.00	FIXED	6.000%	SEMI-ANNUAL	06/15/2016	12/15/2008	$30.50	YES	Senior Unsecured Notes	A3	A+
Redemption Information: Callable at 100.000% on 06/15/2010 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC
The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 06/15/2010 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432AF39	$4,054,000.00	100.000%	1.600%	$3,989,136.00	FIXED	6.400%	SEMI-ANNUAL	06/17/2019	12/15/2008	$32.53	YES	Senior Unsecured Notes	A3	A+
Redemption Information: Callable at 100.000% on 06/15/2010 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC
The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 06/15/2010 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432AF47	$6,012,000.00	100.000%	2.000%	$5,891,760.00	FIXED	6.550%	SEMI-ANNUAL	06/15/2023	12/15/2008	$33.30	YES	Senior Unsecured Notes	A3	A+
Redemption Information: Callable at 100.000% on 06/15/2011 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC
The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 06/15/2011 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

Prudential Financial, Inc.	Offering Dates: June 02, 2008 through June 09, 2008
Trade Date: Monday, June 09, 2008 @12:00 PM ET
Settlement Date: Thursday, June 12, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

The Bank of New York, as successor trustee under an indenture dated as of April 25, 2003, as supplemented and amended, will act as trustee for the Notes. Citibank, N.A. will act as paying agent, registrar and transfer agent for the Notes and will administer any survivor's options with respect thereto.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved

Prudential Financial, Inc.
$2,500,000,000.00 Prudential Financial Retail Medium-Term Notes, including Prudential Financial InterNotes®
Prospectus dated March 16, 2006 and the Prospectus Supplement dated March 16, 2006